                       [LETTERHEAD OF O'MELVENY & MYERS]

                                                                     EXHIBIT 5.1



                              May
                              1st
                              1 9 9 5



(213) 669-6000
                                                                     750,010-115
                                                                     750,014-056
                                                                   LA1-659340.V2


Santa Anita Realty Enterprises, Inc.
301 West Huntington Drive, Suite 405
Arcadia, California  91066

Santa Anita Operating Company
295 West Huntington Drive
Arcadia, California  91066

Ladies and Gentlemen:

          You have advised us that you propose to file a Joint Registration Statement on Form S-8 with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,010,000 shares of Paired Common Stock (the "Shares"), each such Share consisting of one share of Santa Anita Realty Enterprises, Inc. Common Stock, par value $0.10 per share, paired with one share of Santa Anita Operating Company Common Stock, par
value $0.10 per share.   The shares are to be issued pursuant to the Santa Anita
Realty Enterprises, Inc. 1995 Share Award Plan and the Santa Anita Operating Company 1995 Share Award Plan (the "Plans"). At your request, we have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plans and the Shares to be issued pursuant to and in accordance with the Plans.

          Based upon such examination and upon such matters of fact and law as we have deemed relevant, and subject to (i) the requisite additional proceedings being duly taken by you as contemplated by us prior to the issuance and sale of the Shares, and (ii) any required approval by other regulatory authorities of the issuance and sale of the Shares in the manner proposed by you, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company and, when issued and sold in accordance with such authorizations and appropriate Committee actions under the Plans,
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Page 2 - Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company
May 1, 1995


the provisions of the Plans and related agreements duly authorized by and in accordance with the terms of the Plans, and the countersigning of the certificate or certificates representing the Shares by a duly authorized officer of the registrar for the Common Stock of each of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company, the Shares will be validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Joint Registration Statement.

                                         Respectfully submitted,

                                         /s/ O'MELVENY & MYERS